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                                                                Exhibit 99.7(d)

                                [Logo] M F S(R)
                             INVESTMENT MANAGEMENT
                        We invented the mutual fund(R)

            500 BOYLSTON STREET o BOSTON o MASSACHUSETTS 02116-3741
                                 617 o 954-5000


State Street Bank and Trust Company
Attn:  Jean Carr
Legal Division, Mutual Fund Services
2 Avenue de Lafayette, LCC# 2S
Boston MA  02111


         Re: Revised Schedule A to Amendment No. 2 to the Custodian Agreement

         Pursuant to Section 4 of Amendment No. 2 to the Custodian Agreement dated July 2, 2001, as amended, between the investment companies listed on Exhibit A of the Custodian Agreement and State Street Bank and Trust Company, please indicate your acceptance of the revised Schedule A by executing two copies of the attached and returning one copy in the enclosed envelope.
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SCHEDULE A TO AMENDMENT NO. 2 TO THE CUSTODIAN AGREEMENT DATED JULY 2, 2001, AS
AMENDED:

AS OF SEPTEMBER 30, 2005

MFS Series Trust X, on behalf of its series:

MFS Conservative Allocation Fund
MFS Moderate Allocation Fund
MFS Growth Allocation Fund
MFS Aggressive Growth Allocation Fund
MFS International Diversification Fund

MFS Series Trust XII, on behalf of its series:

MFS Lifetime Retirement Income Fund
MFS Lifetime 2010 Fund
MFS Lifetime 2020 Fund
MFS Lifetime 2030 Fund
MFS Lifetime 2040 Fund


                                             MFS Funds Listed in this Schedule A

                                                    SUSAN A. PEREIRA
                                             ----------------------------------
                                             By:  Susan A. Pereira
                                             Its: Assistant Secretary


STATE STREET BANK AND TRUST COMPANY

         JOSEPH L. HOOLEY
---------------------------------
By:    Joseph L. Hooley
Title: Executive Vice President